Exhibit (1)(a)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)
                                       of
                          GLOBAL MOTORSPORT GROUP, INC.
                                       at
                                $18 NET PER SHARE
                                       by
                                GOLDEN CYCLE, LLC

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON MONDAY MAY 4, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT WOULD, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY THE PURCHASER, REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (II) THE COMPANY'S PREFERRED SHARE PURCHASE RIGHTS (THE "RIGHTS") HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (AS DEFINED HEREIN) AND (III) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 203") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER.

     THE OFFER IS ALSO CONDITIONED UPON THE PURCHASER HAVING OBTAINED SUFFICIENT FINANCING TO ENABLE IT TO PURCHASE ALL SHARES OUTSTANDING ON A FULLY DILUTED BASIS, TO REFINANCE CERTAIN INDEBTEDNESS OF THE COMPANY AND TO PAY RELATED COSTS AND EXPENSES. SEE THE INTRODUCTION AND SECTIONS 1 AND 14.

                         ------------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (and the associated Rights) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares and, if separate, the certificate(s) representing the associated Rights to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares and, if applicable, Rights registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares and, if applicable, Rights. Unless the Rights Condition (as defined herein) is satisfied, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares.

     If a stockholder desires to tender Shares and Rights and such stockholder's certificates for Shares (or Rights, if applicable) are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                         ------------------------------

                      The Dealer Manager for the Offer is:

                        [JEFFERIES & COMPANY, INC. LOGO]

April 7, 1998

                               TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----

INTRODUCTION..............................................................     1

THE TENDER OFFER..........................................................     5

  1. Terms of the Offer....................................................    5

  2. Procedure for Tendering Shares and Rights.............................    6

  3. Withdrawal Rights.....................................................    9

  4. Acceptance for Payment and Payment....................................   10

  5. Certain Federal Income Tax Consequences...............................   11

  6. Price Range of the Shares; Dividends on the Shares....................   12

  7. Effect of the Offer on the Market for the Shares; Stock Quotation;
     Exchange Act Registration; Margin Regulations..........................  13

  8. Certain Information Concerning the Company............................   14

  9. Certain Information Concerning the Purchaser..........................   17

 10. Source and Amount of Funds............................................   17

 11. Contacts with the Company; Background of the Offer....................   18

 12. Purpose of the Offer; Plans for the Company...........................   21

 13. Dividends and Distributions...........................................   23

 14. Certain Conditions of the Offer.......................................   24

 15. Certain Legal Matters.................................................   27

 16. Fees and Expenses.....................................................   29

 17. Miscellaneous.........................................................   30

Schedule I -- Members and Executive Officers of the Purchaser..............  I-1

Schedule II -- Schedule of Purchases During the Past 60 Days............... II-1

To the Holders of Common Stock
     (including the Associated Preferred Share Purchase Rights) of Global Motorsport Group, Inc.:

                                  INTRODUCTION

     Golden Cycle, LLC, a Pennsylvania limited liability company (the "Purchaser"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Global Motorsport Group, Inc., a Delaware corporation (the "Company"), together with (unless and until the Purchaser declares that the Rights Condition (as defined below) is satisfied) the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of November 13, 1996 (the "Rights Agreement"), between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent"), at a price of $18 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to Shares shall include the Rights.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Jefferies & Company, Inc. ("Jefferies"), which is acting as Dealer Manager (the "Dealer Manager"), Dauphin Deposit Bank and Trust Company, which is acting as the Depositary (the "Depositary"), and Innisfree M&A Incorporated, which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

     The purpose of the Offer is to enable the Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The Purchaser intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger or similar business combination with the Purchaser or a subsidiary of the Purchaser (the "Proposed Merger"). The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares owned by the Purchaser, Shares held in the treasury of the Company and Shares owned by stockholders who perfect any available appraisal rights under the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     The Purchaser intends to seek to negotiate with the Company with respect to the acquisition of the Company by the Purchaser. If such negotiations result in a definitive merger agreement between the Company and the Purchaser, the consideration to be received by holders of Shares could include or consist of securities, cash or any combination thereof. Accordingly, such negotiations could result in, among other things, termination of the Offer (see Section 14) and submission of a different acquisition proposal to the Company's stockholders for their approval.

     The Purchaser has filed preliminary consent solicitation materials with the Securities and Exchange Commission (the "Commission") for use in connection with the solicitation of written consents from stockholders of the Company (the "Consent Solicitation") for the following purposes: (i) to remove all of the present members of the Board of Directors of the Company (the "Board of Directors"), (ii) to amend the By-laws of the Company (the "Company By-laws") to fix the number of directors of the Company at five, (iii) to elect Aaron H. Brenner, Alexander Grass, Roger Grass, H. Irwin Levy and George Lindemann (collectively, the "Nominees") to serve as the directors of the Company and (iv) to repeal each provision of the Company By-laws or amendment thereto adopted subsequent to April 30, 1997 and prior to the effectiveness of the proposals made pursuant to the Consent Solicitation. The Nominees intend, if elected to the Board of Directors, to (a) redeem the Rights according to their terms (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203 of the DGCL ("Section 203"), which would satisfy the Rights Condition and the Business Combination Condition

(each as defined herein), and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger or (b) take actions, if any other transaction offering more value to the Company's stockholders is proposed, to facilitate such a transaction, subject in all cases to fulfillment of the fiduciary duties that the Nominees would have as directors of the Company. Accordingly, adoption of the proposals made pursuant to the Consent Solicitation would expedite the prompt consummation of the Offer and the Proposed Merger.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS FROM THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION (INCLUDING THE CONSENT SOLICITATION) WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

     Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

     The Offer is subject to the fulfillment of a number of conditions including, without limitation, the following:

     Minimum Tender Condition. THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) THAT NUMBER OF SHARES (THE "MINIMUM NUMBER OF SHARES") THAT WOULD, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY THE PURCHASER, REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, WITHOUT GIVING EFFECT TO ANY DILUTION THAT MIGHT ARISE FROM EXERCISE OF THE RIGHTS (THE "MINIMUM TENDER CONDITION"). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUN TENDER CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF SHARES. SEE SECTIONS 1 AND 14.

     According to the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1997 (the "Company 1997 10-Q"), as of October 31, 1997, there were 5,077,442 Shares issued and outstanding. According to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 (the "Company 1997 10-K"), as of January 31, 1997, there were 863,230 Shares under option pursuant to the Company's 1991 and 1995 Stock Option Plans. In addition, according to the Company's Proxy Statement for the Annual Meeting of Stockholders held on November 4, 1997 (the "Company 1997 Proxy Statement"), there were, as of August 31, 1997, an additional 389,000 Shares under option pursuant to the Company's 1997 Stock Plan and options to purchase 7,500 additional Shares would be issued following the 1997 annual meeting of stockholders pursuant to the Company's 1997 Director Option Plan. The Purchaser believes that options to purchase 503,589 Shares granted to Ignatius J. Panzica, the former Chairman of the Board, President and Chief Executive Officer of the Company, as reported in the Company 1997 Proxy Statement, expired upon his termination of employment with the Company. Based on the foregoing and assuming that no options were granted other than those identified above, and no options were exercised or expired during the period from January 1, 1995 through October 31, 1997, other than the expiration of Mr. Panzica's options, there would be 5,833,583 Shares outstanding on a fully diluted basis. The Purchaser presently beneficially owns a total of 528,100 Shares, representing approximately 9.0% of all Shares outstanding on a fully diluted basis (other than potential dilution due to the Rights), and assuming the exercise of all employee stock options assumed to be outstanding as of October 31, 1997. Hence, the Minimum Number of Shares would be 2,388,692. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

     Rights Condition. THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE "RIGHTS CONDITION"). THE RIGHTS ARE DESCRIBED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM 8-A DATED DECEMBER 9, 1996 (THE "COMPANY 8-A"), AND A SUMMARY OF THAT DESCRIPTION IS PROVIDED BELOW AND IN SECTION 8.

     The Rights Agreement provides that, until the close of business on the Distribution Date (as defined in Section 8), the Rights will be evidenced by the certificates for Shares. Until the Distribution Date (or the earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Shares will also constitute the surrender for transfer of the Rights associated with the Shares represented by such certificates. The Rights Agreement further provides that, as soon as practicable following the Distribution Date, separate certificates representing the Rights are to be mailed by the Company or the Rights Agent to holders of record of Shares as of the close of business on the Distribution Date.

     The Rights Agreement provides that, at any time prior to the close of business on the earlier of (a) the tenth day following a public announcement that a person has become an Acquiring Person (as defined in Section 8) (or such later date as may be determined by a majority of Continuing Directors (as defined in Section 8) then in office) and (b) the Final Expiration Date (as defined in Section 8), the Board of Directors may redeem all but not less than all of the then-outstanding Rights at a price of $0.01 per Right (except as provided in the Rights Agreement).

     Based on publicly available information, the Purchaser believes that, as of April 7, 1998, the Rights were not exercisable, certificates for Rights had not been issued and the Rights were evidenced by the certificates for Shares. The Purchaser believes that, as a result of the Purchaser's announcement on April 6, 1998 of the commencement of the Offer, the Distribution Date may occur as early as April 20, 1998, unless prior to such date the Board of Directors redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the Offer or delays the Distribution Date.

     UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 2. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

     The Purchaser believes that under the circumstances of the Offer, and under applicable law, the Board of Directors has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), and the Purchaser is hereby requesting that the Board of Directors do so. However, there can be no assurance that the Board of Directors will redeem the Rights (or amend the Rights Agreement). The Purchaser has commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking, among other things, an order compelling the Board of Directors to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's stockholders.

     Pursuant to the Consent Solicitation, the Purchaser intends to seek to remove the current members of the Board of Directors and to replace them with the Nominees, who intend to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), subject to the fulfillment of the fiduciary duties that they would have as directors of the Company. Redemption of the Rights (or such an amendment of the Rights Agreement) would satisfy the Rights Condition.

     Business Combination Condition. THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER (THE "BUSINESS COMBINATION CONDITION"). THE PROVISIONS OF SECTION 203 ARE DESCRIBED MORE FULLY IN SECTION 15.

     Section 203, in general, prohibits a Delaware corporation such as the Company from engaging in a Business Combination (as defined in Section 15) with an Interested Stockholder (as defined in Section 15) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder,

(b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. See Section 15.

     The Purchaser is hereby requesting that the Board of Directors adopt a resolution approving the Offer and the Proposed Merger for purposes of Section
203. However, there can be no assurance that the Board of Directors will do so.

     The Purchaser has commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking, among other things, an order compelling the Board of Directors to approve the Offer and the Proposed Merger for purposes of Section 203 on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's stockholders.

     Pursuant to the Consent Solicitation, the Purchaser will seek to remove the current members of the Board of Directors and to replace them with the Nominees, who intend to approve the Offer and the Proposed Merger under Section 203, subject to the fulfillment of the fiduciary duties that they would have as directors of the Company. Approval of the Offer and the Proposed Merger under
Section 203 would satisfy the Business Combination Condition.

     Financing Condition. THE OFFER IS CONDITIONED UPON THE PURCHASER HAVING OBTAINED SUFFICIENT FINANCING TO ENABLE IT TO PURCHASE ALL SHARES ON A FULLY DILUTED BASIS, TO REFINANCE CERTAIN INDEBTEDNESS OF THE COMPANY AND TO PAY RELATED COSTS AND EXPENSES. SEE SECTION 14.

     The total amount of funds required by the Purchaser to purchase all Shares on a fully diluted basis pursuant to the Offer (other than Shares beneficially owned by the Purchaser), to refinance certain indebtedness of the Company and to pay costs and expenses related to the Offer and the Consent Solicitation is estimated to be approximately $155 million. The Purchaser has retained Jefferies as its exclusive financial advisor in connection with its investment in the Company and in connection with the Offer, including assisting the Purchaser in obtaining the financing required to acquire the Company. Jefferies has informed the Purchaser that, based upon the current condition of the Company (financial or otherwise), current market and other customary conditions and the commitments of Alexander Grass and Roger Grass described below, it is highly confident that it can arrange financing in the approximate amount of $105 million. Alexander Grass and Roger Grass have committed to purchase an aggregate of $50 million in equity securities of the Purchaser to the extent that institutional and other investors do not purchase such securities. See Section 9 and Schedule I for certain information concerning Alexander Grass and Roger Grass. The funding of all such purchases will be subject to the satisfaction of some or all of the conditions to the Offer and to other customary conditions. This Offer to Purchase constitutes neither an offer to sell nor solicitation of an offer to buy any of the securities that may be issued in connection with such financings.

     Certain other conditions to the Offer are described in Section 14. The Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. See Sections 1, 8, 14 and 15.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, May 4, 1998, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     THE OFFER IS CONDITIONED UPON (A) SATISFACTION OF THE MINIMUM TENDER CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION AND THE FINANCING CONDITION, (B) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"), IF APPLICABLE, AND (C) THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 14.

     Subject to the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 Midnight, New York City time, on Monday, May 4, 1998 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders and investor response.

     Requests are being made to the Company pursuant to Rule 14d-5 of the Exchange Act for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Purchaser has previously requested the Company's stockholder lists and security position listings pursuant to Section 220 of the DGCL and the Company has denied that request. A hearing has been set for April 14, 1998 in the Court of Chancery of the State of Delaware in connection with the Purchaser's complaint seeking an order from the Court compelling the Company to produce such information. See Section 11. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

2. PROCEDURE FOR TENDERING SHARES AND RIGHTS

     Valid Tender. For a stockholder validly to tender Shares and Rights pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined herein), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either certificates for tendered Shares and Rights must be received by the Depositary at such address or such Shares and Rights must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES. ACCORDINGLY, STOCKHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR A VALID TENDER OF SHARES. As further described in
Section 8, the Rights Agreement provides that until the close of business on the Distribution Date, the Rights will be evidenced by the certificates for the Shares and may be transferred with and only with the Shares. The Rights Agreement further provides that, as soon as practicable following the Distribution Date, separate certificates representing the Rights are to be mailed by the Company or the Rights Agent to holders of record of Shares as of the close of business on the Distribution Date. The Purchaser believes that, as a result of its announcement on April 6, 1998 of the commencement of the Offer, the Distribution Date may occur as early as April 20, 1998, unless prior to such date the Board of Directors redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the Offer or delays the Distribution Date. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

     If the Distribution Date occurs and separate certificates representing the Rights are distributed by the Company or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedures described below. A tender of Shares constitutes an agreement by the tendering stockholder to deliver to the Depositary certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer. Such delivery must be made prior to expiration of the period permitted by the guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of Shares with respect to which certificates for, or a Book-Entry Confirmation with respect to, an equal number of Rights have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment Shares tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with such Shares, or a Book-Entry Confirmation with respect to such Rights, and either (a), subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for Shares accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for Shares in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at DTC, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry delivery of Rights is not available and the Distribution Date occurs, a tendering stockholder will be required to tender Rights by means of physical delivery to the Depositary of certificates for Rights (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares and Rights tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares and Rights are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security

Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares and Rights pursuant to the Offer and (a) such stockholder's certificates for Shares or Rights are not immediately available (including because certificates for Rights have not yet been distributed by the Company or the Rights Agent), (b) the procedure for book-entry transfer cannot be completed on a timely basis or (c) time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within (a), in the case of Shares, three trading days after the date of execution of such Notice of Guaranteed Delivery or (b), in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three business days (as defined above) after the date certificates for Rights are distributed to stockholders by the Company or the Rights Agent. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to certificates for Rights and the requirement for the tender of Rights will no longer apply.

     The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares and Rights tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares, Rights or other securities or rights issued or issuable in respect of such Shares and Rights on or after April 6, 1998. All such proxies will be considered coupled with an interest in the tendered Shares and Rights. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (except for any consents issued under the Consent Solicitation), Rights or other securities or rights will, without further action, be revoked, and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will by virtue of such appointment be empowered to exercise all voting and other rights with respect to such Shares, Rights and other securities or rights with respect to any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designees in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares and Rights to be deemed validly tendered the Purchaser must be able, immediately upon the Purchaser's acceptance for payment of such Shares and Rights, to exercise full voting, consent and other rights with respect to such Shares, Rights and other securities or rights, including the right to vote at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of Shares or Rights determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar such defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares pursuant to the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder surrendering Shares pursuant to the Offer does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 5, 1998. Shares or Rights may not be withdrawn unless the associated Rights or Shares, as the case may be, are also withdrawn. A withdrawal of Shares or Rights will also constitute a withdrawal of the associated Rights or Shares, as the case may be.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and the name of the registered holder of the Shares and Rights to be withdrawn, if different from the name of the person who tendered the Shares and Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares or Rights and must otherwise comply with DTC's procedures. Withdrawals of tenders of Shares and Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares and Rights may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its sole discretion, which determination will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act, if applicable. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     Since the Purchaser anticipates that, at the time the Purchaser accepts Shares for payment pursuant to the Offer, no person will hold 50% or more of the voting equity securities of the Purchaser, the Purchaser does not believe that the HSR Act is applicable to the Offer or the Proposed Merger. However, if it is determined that the HSR Act is applicable to the Offer, the "ultimate parent entity" of the Purchaser will file a Notification and Report Form with respect to the Offer under the HSR Act. Consummation of the acquisition of Shares under the Offer would not, in such a case, occur until expiration of the waiting period under the HSR Act with respect to the Offer, which expiration would occur at 11:59 p.m., New York City time, on the 15th day after such filing, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from the filing person. If such a request is made, such waiting period would expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance with such request. See
Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described in
Section 2), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares in accordance with the terms of the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain any or all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares and the associated Rights will be returned, without expense to the tendering stockholder (or, in the case of Shares or Rights delivered by book-entry transfer of such Shares or Rights into the Depositary's account at DTC pursuant to the procedure set forth in Section 2, such Shares or Rights will be credited to an account maintained at DTC), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Proposed Merger and the aggregate tax basis in the Shares (together with the Rights) tendered by the stockholder and purchased pursuant to the Offer or converted in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares and Rights tendered and purchased pursuant to the Offer or converted in the Proposed Merger, as the case may be.

     If Shares (and associated Rights) are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss. Generally, in the case of non-corporate stockholders, if the Shares (and associated Rights) were held for more than 18 months, any capital gain will be taxed at a maximum rate of 20%, and if such Shares were held for more than one year but not for more than 18 months, at a maximum rate of 28%. If the Shares have not been held for more than one year, the gain will be taxed at ordinary income tax rates. Capital gains of corporations are taxable at the maximum rate applicable to corporations, but not at a rate greater than 35%.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "Procedure For Tendering Shares and Rights--Backup Withholding".

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE PROPOSED MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol CSTM. The following table sets forth, for each of the periods indicated, the high and low last reported sales quotations per Share as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service.

                         GLOBAL MOTORSPORT GROUP, INC.

                                                               SALES QUOTATION
                                                              ------------------
CALENDAR YEAR                                                  HIGH       LOW
-------------                                                 -------    -------
1996
  First Quarter.............................................  $26 1/4    $22 1/4
  Second Quarter............................................  $27 7/8    $24
  Third Quarter.............................................  $27        $17 3/4
  Fourth Quarter............................................  $21 3/8    $16 1/4
1997
  First Quarter.............................................  $20 1/4    $11 1/4
  Second Quarter............................................  $17 3/4    $10 1/2
  Third Quarter.............................................  $17 1/2    $15
  Fourth Quarter............................................  $16 1/2    $11 1/2
1998
  First Quarter.............................................  $19        $11
  Second Quarter (through April 3, 1998)....................  $18 5/8    $18 1/8

     On March 20, the last full trading day before the first public announcement that the Purchaser was prepared to acquire the Company for a cash purchase price of $18 per Share, the last reported sale quotation of the Shares on the Nasdaq National Market was $14 15/16 per Share. On April 3, 1998, the last full trading day before announcement of the Offer, the last reported sale quotation of the Shares on the Nasdaq National Market was $18 5/8 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to the Company 1997 10-K, the Company has never paid any dividends on the Shares.

     As of the date of this Offer to Purchase, the Rights are attached to the Shares and are not traded separately. As a result, the sales quotations per Share set forth above are also the high and low sales quotations per Share and associated Right during such periods. Upon the occurrence of the Distribution Date, the Rights are to detach, and may trade separately, from the Shares. See
Section 8. The Purchaser believes that, as a result of the Purchaser's announcement on April 6, 1998 of the commencement the Offer, the Distribution Date may occur as early as April 20, 1998, unless prior to such date the Board of Directors redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the Offer or delays the Distribution Date. IF THE

DISTRIBUTION DATE OCCURS AND THE RIGHTS BEGIN TO TRADE SEPARATELY FROM THE SHARES, STOCKHOLDERS SHOULD ALSO OBTAIN A CURRENT MARKET QUOTATION FOR THE RIGHTS.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and could thereby adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which requirements mandate that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with an aggregate market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of Nasdaq's "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or if there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company 1997 10-K, as of April 3, 1997, there were 268 holders of record of Shares and, according to the Company 1997 10-Q, as of October 31, 1997, there were 5,077,442 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     Based on publicly available information, the Rights are registered under the Exchange Act, but are attached to the Shares and are not currently separately transferable. The Purchaser believes that, as a result of the Purchaser's announcement on April 6, 1998 of the commencement of the Offer, the Distribution Date may occur as early as April 20, 1998, unless prior to such date the Board of Directors redeems the Rights, amends the Rights Agreement to make the Rights inapplicable to the Offer or delays the Distribution Date. See
Section 8. According to the Company 8-A, as soon as possible after the occurrence of the Distribution Date, certificates for Rights will be sent to all holders of Rights and the Rights will become transferable apart from the Shares. If the Distribution Date occurs and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on Exchange Act registration would apply to the Rights in a similar manner.

     If registration of the Shares is not terminated prior to the Proposed Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares and Rights under the Exchange Act will be terminated following the consummation of the Proposed Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Such status allows, among other things, brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer qualify as "margin securities" under the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal office at 16100 Jacqueline Court, Morgan Hill, California 95037. According to the Company 1997 10-K, the Company's principal line of business is the development, manufacture and wholesale distribution of aftermarket parts and accessories for Harley-Davidson motorcycles.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 1997 10-K and the Company 1997 10-Q. More comprehensive financial information is included in the Company 1997 10-K, the Company 1997 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1997 10-K, the Company 1997 10-Q and such other documents and all of the financial information (including any related notes) contained therein. The Company 1997 10-K, the Company 1997 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                         GLOBAL MOTORSPORT GROUP, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               YEAR ENDED JANUARY 31,      NINE MONTHS ENDED OCT. 31,
                                               -----------------------     --------------------------
                                                1997     1996    1995       1997                 1996
                                               ------   ------   -----     ------                ----
                                                                                   (UNAUDITED)
SUMMARY OF EARNINGS DATA:
  Net sales..................................  $108.6   $ 93.9   $74.9     $ 94.5               $87.2
  Gross profit...............................    43.7     39.1    31.6       35.1                35.7
  Operating income...........................    15.0     14.0    11.3        9.9                13.8
  Net income.................................     7.9      7.9     6.4        4.9                 7.3
  Net income per share.......................  $ 1.48   $ 1.52   $1.27     $ 0.93               $1.38
BALANCE SHEET DATA: (1)
  Total current assets.......................  $ 67.4   $ 67.4             $ 80.4
  Total assets...............................    91.5     89.7              134.0
  Total current liabilities..................    14.7     21.7               17.7
  Total liabilities..........................    31.6     41.7               71.9
  Total stockholders' equity.................    59.8     48.0               62.1

------------------
(1) At period end.

     The Rights. Set forth below is a summary description of the Rights, derived from the Company 8-A.

     On November 13, 1996, the Board of Directors declared a dividend of one Right for each Share. Such dividend was payable as of the close of business on December 13, 1996 to the stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of the Company at a price of $80 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment.

     Until the earlier to occur of (a) 10 days (or such later date as may be determined by action of a majority of the Continuing Directors then in office) following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding Shares (an "Acquiring Person") or (b) 10 business days (or such later date as may be determined by action of a majority of the Continuing Directors then in office) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the certificates for Shares.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Shares will also constitute the surrender for transfer of the Rights associated with the Shares represented by such certificates. The Rights Agreement further provides that, as soon as practicable following the Distribution Date, separate certificates for Rights will be mailed by the Company or the Rights Agent to holders of record of the Shares as of the close of business on the Distribution Date.

     The Rights will expire on November 13, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case as described below.

     The Purchase Price payable and the number of Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time as provided in the Rights Agreement.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to an aggregate dividend of 1000 times the aggregate per Share amount of all dividends declared (including noncash dividends and other distributions) per Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to receive 1000 times the per Share consideration being distributed with respect to each Share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Each Preferred Share will have 1000 votes, voting together with the Shares. Finally, in the event of any merger, consolidation or other transaction in which Shares are exchanged, each Preferred Share will be entitled to receive 1000 times the amount received per Share. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should, according to the Company 8-A, approximate the value of one Share.

     If any person becomes an Acquiring Person, then the Rights Agreement requires that proper provision be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and certain affiliated or associated persons (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares (or, in certain circumstances, other securities or cash) having a market value of two times the exercise price of the Right. The Rights Agreement requires that, in the event that the Company is acquired in a merger or other business combination transaction or that 50% or more of the Company's consolidated assets or earning power is sold, proper provisions be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right.

     The Rights Agreement provides that, at any time after any person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Shares, the Board of Directors (with the concurrence of a majority of the directors (the "Continuing Directors") who are not affiliated or associated with an Acquiring Person) may authorize the exchange of the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Share per Right (subject to adjustment).

     The Rights Agreement provides that, at any time prior to the close of business on the earlier of (a) the tenth day following the public announcement that a person has become an Acquiring Person (or such later date as may be determined by a majority of the Continuing Directors then in office) and (b) the Final Expiration Date, the Board of Directors may redeem all but not less than all of the then-outstanding Rights at a price of $0.01 per Right; provided, however, that if the Board of Directors authorizes the redemption of the Rights after a person becomes an Acquiring Person, then a majority of the Continuing Directors are required to authorize the redemption of the Rights.

     The Rights Agreement may be supplemented or amended by the Board of Directors in any manner without the approval of the rights holders prior to the date on which the Rights are distributed separate from the Shares. After such date, the Rights Agreement may only be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency therein, to make changes therein that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at any time at which the Rights are not redeemable.

     The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the other materials included in the Company 8-A. The Company 8-A should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

     PURSUANT TO THE RIGHTS CONDITION, THE OFFER IS CONDITIONED UPON THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER.

     UNLESS THE RIGHTS CONDITION IS SATISFIED, STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 2. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

     The Purchaser believes that under the circumstances of the Offer, and under applicable law, the Board of Directors has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), and the Purchaser is hereby requesting that the Board of Directors do so. However, there can be no assurance that the Board of Directors will redeem the Rights (or amend the Rights Agreement). The Purchaser has commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking, among other things, an order compelling the Board of Directors to redeem the Rights or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's stockholders.

     Pursuant to the Consent Solicitation, the Purchaser will seek to remove the current members of the Board of Directors and to replace them with the Nominees, who intend to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), subject to the fulfillment of the fiduciary duties that they would have as directors of the Company. Redemption of the Rights (or such an amendment of the Rights Agreement) would satisfy the Rights Condition.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such material is publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

     The information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser does not have any knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser was recently organized as a limited liability company under the laws of the Commonwealth of Pennsylvania and has not engaged in any business since its organization other than in connection with the acquisition of the Company, the Consent Solicitation and the Offer. The principal office of the Purchaser is 4025 Crooked Hill Road, Harrisburg, Pennsylvania 17110.

     The name, business address, principal occupation or employment and citizenship of each executive officer of the Purchaser is set forth in Schedule
I. At present, these individuals (Alexander Grass and Roger Grass) are the sole members of the Purchaser although the Purchaser anticipates that prior to the acceptance for purchase of Shares in the Offer, additional investors will purchase equity securities of the Purchaser. The Purchaser owns beneficially 528,100 Shares (representing approximately 10.4% of the Shares outstanding on October 31, 1997). Such Shares were purchased by the Purchaser in open market transactions from January 20, 1998 through March 19, 1998, at an average purchase price of $13.46 per Share. For certain information concerning purchases of the Shares, see Schedule II hereto. Membership interests in the Purchaser are presently owned 50% by Alexander Grass and 50% by Roger Grass. Alexander Grass was a founder of Rite Aid Corporation ("Rite Aid") and was its Chairman of the Board of Directors, President and Chief Executive Officer until March 1995. He now serves as a director and Chairman of Rite Aid's Executive Committee. Mr. Grass has served as President of Super Rite Foods, Inc. ("Super Rite") from 1965 to 1969 and as Chairman of the Board and Chief Executive Officer of Super Rite from 1969 to 1995. Alexander Grass is also a director of Hasbro, Inc. and the father of Roger Grass. Roger Grass is Chairman of the Board of Directors of Biker's Depot, Inc. ("Biker's Depot"), a company engaged in the sale of aftermarket parts and accessories for Harley-Davidson motorcycles. Biker's Depot has stores in Glenolden, Pennsylvania and Daytona Beach, Florida. During the period from February 1997 through January 1998 (which period corresponds to the Company's last fiscal year), Biker's Depot made purchases from the Company in the amount of $222,712.

10. SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase, pursuant to the Offer, all of the Shares that are outstanding on a fully diluted basis (other than Shares beneficially owned by the Purchaser), to refinance certain indebtedness of the Company and to pay costs and expenses related to the Offer and the Consent Solicitation will be approximately $155 million. The funds required in connection with the Offer are expected to be provided from the sale of equity securities of the Purchaser (the "Equity Securities") for an aggregate of approximately $50 million and the sale of debt securities of the Purchaser (the "Debt Securities") to investors. Alexander Grass and Roger Grass have committed to purchase an aggregate of $50 million in Equity Securities to the extent that institutional and other investors do not purchase such securities. It is anticipated that the Debt Securities will be purchased by institutional and other investors. In addition, the Purchaser will consider seeking a bridge loan from a commercial bank in order to provide the funds required in connection with the Offer and then sell the Equity Securities and Debt Securities to investors following the consummation of the Offer.

     After the completion of the Proposed Merger, the Purchaser may refinance the Debt Securities with bank and long-term senior debt. The Purchaser has made no arrangements for and has obtained no commitments in connection with any such refinancing and there is no assurance that such refinancing can be obtained.

     When definitive agreements relating to the equity and debt financing arrangements described above have been executed or consummated, copies thereof will be filed as exhibits by amendment to the Schedule 14D-1. Reference is made to such exhibits for a more complete description of the terms and conditions of such documents.

     The Purchaser has retained Jefferies as its exclusive financial advisor in connection with its investment in the Company and in connection with the Offer, including assisting the Purchaser in obtaining the financing required to acquire the Company. Jefferies has informed the Purchaser that, based upon the current condition of the Company (financial or otherwise), current market and other customary conditions and the commitments of Alexander Grass and Roger Grass described above, it is highly confident that it can arrange financing in the approximate amount of $105 million. The funding of such financing arrangements may be subject to satisfaction of some or all of the conditions to the Offer.

     The Purchaser has agreed to pay Jefferies a fee equal to (i) 3% of the gross proceeds raised in connection with the issuance of any Debt Securities that pay interest in cash, and an amount that is equal to a to-be-agreed-upon percentage of gross proceeds raised in connection with the issuance of any Debt Securities that do not pay interest in cash, (ii) 1% of the aggregate amount of borrowings available to the Purchaser under any bank loan agreement arranged by Jefferies, (iii) a to-be-agreed-upon percentage of the gross proceeds from the issuance of any preferred stock of the Purchaser and 5% of the gross proceeds from the issuance of any common stock of the Purchaser and (iv) 1% of the aggregate principal amount of any bridge loan arranged by Jefferies. In addition, for a period of two years from the date of the purchase of the Company, Jefferies will have the right, but not the obligation, to act as the exclusive placement agent or underwriter in the event the Purchaser decides to issue securities in a capital raising transaction in either a private placement or a public sale of securities. The Purchaser's agreement with Jefferies further provides that if within twelve months from the date of the agreement any Shares owned by the Purchaser or any of its affiliates are sold to any person, Jefferies will be paid a fee equal to 15% of the profit in respect of such sale.

     This Offer to Purchase constitutes neither an offer to sell nor solicitation of an offer to buy any of the securities that may be issued in connection with such financings.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     On March 23, 1998, Alexander Grass, President of the Purchaser, telephoned Mr. Joseph Piazza, President and Chief Executive Officer of the Company, to discuss with him the Purchaser's interest in acquiring the Company and to request a meeting with him. Mr. Piazza did not take the call. Alexander Grass also sent the following letter to Mr. Piazza:

                                                                 "March 23, 1998

"Mr. Joseph Piazza
President and Chief Executive Officer
Global Motorsport Group, Inc.
16100 Jacqueline Court
Morgan Hill, California 95037

"Dear Mr. Piazza:

     "Golden Cycle, LLC is prepared to acquire Global Motorsport Group, Inc. for a cash purchase price of $18 per share. Based upon our review of publicly available information, we believe the $18 price is a full and fair one. Our offer is subject to negotiation of a definitive merger agreement which would contain customary terms and conditions. Our financial advisor, Jefferies & Company, Inc., has advised us that they are highly confident in their ability to arrange the financing for our cash acquisition of the company. We would very much appreciate the opportunity to negotiate all terms of a transaction, including the price, with you and your Board of Directors.

     "Wholly apart from our willingness to negotiate all aspects of a possible offer based on what we know about Global Motorsport Group today, we also recognize that there may be values inherent in the company which we are unable to perceive without access to nonpublic information and the assistance of you and your management team. Accordingly, we would request that any pertinent information which is available to your management or is made available to your investment bankers or third parties for the purpose of evaluating or pursuing alternative transactions be made available to us as well, so that any offer and its terms may be formulated with the full benefit of a level and illuminated playing field. We would naturally agree to execute a customary confidentiality agreement with respect to the confidential information supplied to us.

     "While we are committed to working with you and your Board of Directors and pursuing a negotiated transaction, we also believe that if you and your Board of Directors do not wish to proceed with negotiations or to provide us with an opportunity to conduct due diligence so that we can determine if there is greater value in the company, we will consider attempting to seek control of the Board of Directors through a consent solicitation which would elect directors committed to selling the company for the highest price reasonably available. In view of the possibility that the Board might seek to erect non-economic obstacles or impediments which prevent stockholders from having a fair opportunity to consider and respond to any offer we might make, we will be filing preliminary proxy materials with the Securities and Exchange Commission with respect to such a consent solicitation. We certainly hope that, consistent with its fiduciary responsibilities, the Board will not take such actions which would require us to pursue the proxy contest.

     "We are filing a statement on Schedule 13D with the Securities and Exchange Commission today announcing our acquisition of approximately 10.4% of the outstanding Global Motorsport Group's shares.

     "We and our advisors are prepared to meet promptly with the company's directors, management and advisors (or designated representatives) at their convenience in order to negotiate a mutually desirable and beneficial transaction.

     "We look forward to hearing from you at your earliest convenience.

                                          Very truly yours,
                                          /S/ ALEXANDER GRASS"

     On March 31, 1998, Mr. Joseph Keenan, Chairman of the Board of Directors of the Company, sent the following letter to Mr. Alexander Grass.

                                                     "March 31, 1998

     "Mr. Alex Grass
     Golden Cycle, LLC
     4025 Crooked Hill Road
     Harrisburg, PA 17110

         "Re:  Global Motorsport Group, Inc.
         "Dear Mr. Grass:

         "I am in receipt of your letters addressed to Joseph Piazza dated March 23, 1998 and March 27, 1998. Our Board has requested me, as Chairman, to respond to such letters. Your letters propose that the Board of Global Motorsport enter into negotiations with you in order to sell the Company to you. I am sure you would urge our Board to take your proposal seriously and to give it serious consideration. However, if you would like us to do so, you must yourself treat it as a serious proposal.

         As a former CEO of a public company, you must recognize the gravity of the decision which you have called upon our Board to make. You must also know that we would be breaching our fiduciary duty to the Company and all of our stockholders were we to respond to your offer, either favorably or unfavorably, without gathering adequate information before responding to your letter and its proposal. I am also sure that you are not so naive as to miss the point that even a decision to enter into negotiations with you may set in motion an irreversible course which cannot be undertaken consistent with the Board's fiduciary duty until after it has gathered sufficient information to evaluate what is being proposed.

         Your letter of March 27, 1998 states that you are 'extremely disappointed' that Mr. Piazza has not responded to your letter of March 23. Let me assure you that your disappointment pales in comparison to my disappointment that, with absolutely no prior discussion between you and any representative of the Company, you faxed Mr. Piazza a letter late in the day on Monday, March 23, 1998 and then filed materials with the Securities and Exchange Commission on Tuesday, March 24, 1998 calling for the removal of the entire Board. Then on Wednesday, March 25, 1998, you arranged for Cede & Company to send us a demand to open up the Company's books and records to you. Then on Friday, March 27, 1998, less than four days after receipt of your letter of March 23, you write to chastise Mr. Piazza for not responding to your proposal for the sale of the Company.

         We understand that you think that your offer is in your best interest. However, our concern is whether your offer is in the best interest of the Company and all of its stockholders. The Company has retained the investment banking firm of Cleary, Gull and the law firm of Gibson, Dunn and Crutcher to assist in evaluating your proposal. As soon as we have gathered sufficient information to evaluate the merits of your proposal, to compare it with alternative courses of action and to decide on an appropriate course of action, I will respond to your letter of March 23, 1998. Badgering us with telephone calls and letters such as your letter of March 27 will neither speed up the process nor induce us to abandon our fiduciary duty to conduct a deliberative evaluation of your proposal.

         If it is decided, after due deliberation, that the Board would consider proposals for the sale of the Company, I can presently see no reason why we would not offer you the same opportunity to obtain information, evaluate the Company and compete with any other bidders that might surface. If it is determined to provide confidential information to potential acquirers, pursuant to confidentiality agreements, I can presently see no reason why you will not be provided the opportunity to sign the same confidentiality agreement which would be offered to other suitors and thereby obtain access to the same confidential information.

         In closing, you may be assured that this Board is fully cognizant of its duties to all of its stockholders and that we intend to discharge this duty in a careful, deliberative manner. We will not be bullied into reacting in a hasty manner in order to accommodate your personal agendum.


                                          Very truly yours,

                                          /S/ JOSEPH F. KEENAN
                                          CHAIRMAN OF THE BOARD"

     On March 25, 1998, pursuant to Section 220 of the DGCL, the Purchaser requested Cede & Co., the record owner of Shares beneficially owned by the Purchaser, to demand the right to inspect certain books and records of the Company, including the stockholder lists. The purpose of the demand was, among other things, to communicate with other stockholders of the Company regarding matters relevant to stockholders. The Company has refused that demand. On April 2, 1998, the Purchaser commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking an order compelling the Company to produce all documents requested by the demand. An amended demand was sent to the Company on April 6, 1998. A hearing on the request to produce the stockholder lists has been set for April 14, 1998. A hearing on the request to inspect certain other books and records of the Company has been set for May 8, 1998.

     The Board of Directors purports to have established that stockholders of record as of the close of business on March 30, 1998 are entitled to execute consents pursuant to the Consent Solicitation. The Purchaser has commenced litigation in the United States District Court in and for the District of Delaware seeking, among other things, a declaration that the Company's purported record date is invalid because the Company failed to take reasonable and adequate actions to communicate the purported record date to brokers, dealers and other record holders of shares in violation of Rule 14a-13 under the Exchange Act.

     On April 2, 1998, the Company commenced litigation against the Purchaser, Alexander Grass and Roger Grass in the United States District Court, Northern District of California, alleging violation of the federal securities laws including allegedly false and misleading proxy materials and Schedule 13D filings with the Commission.

     In December 1995, Roger Grass proposed that the Company and an investment vehicle formed by Alexander Grass and Roger Grass engage in a joint retail marketing venture. The Company indicated an interest in a 50/50 "partnership" in which Messrs. Alexander Grass and Roger Grass would be responsible for the entire financial commitment. Roger Grass advised the Company that such a proposal was not acceptable.

     In the Fall of 1996, Roger Grass contacted the Company to express an interest in acquiring the Company. Shortly thereafter the Company adopted the Rights Agreement. In response to Mr. Grass' inquiry, Mr. James Kelly, Executive Vice President and Chief Financial Officer of the Company, contacted Mr. John Foster, Chief Financial Officer of Biker's Depot, to set up a meeting for February 4, 1997 at the offices of Biker's Depot. The meeting was not held because representatives of the Company failed to arrive.

     Roger Grass is Chairman of the Board of Directors of Biker's Depot, a company engaged in the sale of aftermarket parts and accessories for Harley-Davidson motorcycles. During the period from February 1997 through January 1998 (which period corresponds to the Company's last fiscal year), Biker's Depot made purchases from the Company in the amount of $222,712.

     Except as described in this Offer to Purchase (including Schedule II hereto), none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed on Schedule I hereto, or any associate or affiliate of the Purchaser or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser or, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed on Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed on Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the Offer, the Purchaser intends to have ongoing contacts and negotiations with the Company and its directors, officers and stockholders.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose. The purpose of the Offer and the Proposed Merger is to enable the Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The Purchaser currently intends, as soon as practicable following consummation of the Offer, to propose and seek to consummate the Proposed Merger. The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares owned by the Purchaser, Shares held in the treasury of the Company and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) would be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer.

     Under the DGCL, except in the case of a "short-form" merger as described below, the approval of the Board of Directors and the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) would be required to approve the Proposed Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Tender Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer, it would have sufficient voting power to effect the Proposed Merger without the vote of any other stockholder of the Company. If, following the consummation of the Offer, the current members of the Board of Directors have not previously been removed pursuant to the Consent Solicitation and do not either resign and cause nominees of the Purchaser to be elected to fill the resulting vacancies or approve the Proposed Merger, then the Purchaser intends to act by written consent to remove the members of the Board of Directors and to cause to be elected to fill the resulting vacancies nominees of the Purchaser who intend to approve the Proposed Merger as soon as practicable thereafter, subject to the fiduciary duties they would have as directors of the Company.

     The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without a stockholder vote. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Proposed Merger without prior notice to, or any action by, any other stockholder of the Company.

     If the Proposed Merger has not been consummated, the Purchaser or an affiliate of the Purchaser may, either immediately following the consummation or termination of the Offer (whether or not the Purchaser purchases Shares pursuant to the Offer), or from time to time thereafter, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the

Offer. Alternatively, the Purchaser and its affiliates reserve the right to sell or otherwise dispose of any or all of the Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

     The precise timing and other details of any merger or other business combination transaction will depend on a variety of factors such as general economic conditions and prospects, the future prospects, asset value and earnings of the Company, the number of Shares acquired by the Purchaser pursuant to the Offer or otherwise and the statutory requirements described above. The Purchaser can give no assurance that a merger or other business combination will be proposed or that, if it is proposed, it will not be delayed or abandoned. The Purchaser expressly reserves the right not to propose any merger or similar business combination involving the Company, or to propose a merger or other business combination on terms other than those set forth herein, and its ultimate decision could be affected by information hereafter obtained by the Purchaser, changes in general economic or market conditions or in the business of the Company or other factors.

     The Purchaser intends to seek to negotiate with the Company with respect to the acquisition of the Company by the Purchaser. If such negotiations result in a definitive merger agreement with the Company, the consideration to be received by holders of Shares could include or consist of securities, cash or any combination thereof. Accordingly, such negotiations could result in, among other things, termination of the Offer (see Section 14) and submission of a different acquisition proposal to the Company's stockholders for their approval.

     The Purchaser has filed preliminary consent solicitation materials with the Commission for use in connection with the Consent Solicitation. Pursuant to the Consent Solicitation, the Purchaser will seek written consents from stockholders of the Company for the following purposes: (i) to remove all of the present members of the Board of Directors, (ii) to amend the Company By-laws to fix the number of directors of the Company at five, (iii) to elect the Nominees to serve as the directors of the Company and (iv) to repeal each provision of the Company By-laws or amendment thereto adopted subsequent to April 30, 1997 and prior to the effectiveness of the proposals made pursuant to the Consent Solicitation. The Nominees intend, if elected to the Board of Directors, to (a) redeem the Rights according to their terms (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Business Combination Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger or (b) take actions, if any other transaction offering more value to the Company's stockholders than do the Offer and the Proposed Merger is proposed, to facilitate such a transaction, subject in all cases to fulfillment of the fiduciary duties that the Nominees would have as directors of the Company. Accordingly, adoption of the proposals made pursuant to the Consent Solicitation would expedite the prompt consummation of the Offer and the Proposed Merger.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS FROM THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION (INCLUDING THE CONSENT SOLICITATION) WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     Plans for the Company. In connection with the Offer, the Purchaser has reviewed, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires all or substantially all of the equity interests in the Company. The Purchaser intends to elect nominees of its choice to the Board of Directors at the earliest possible date, whether pursuant to the Consent Solicitation or otherwise, and to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, and consideration of the divestiture of certain assets or lines of business of the Company.

     Except as noted above, or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business or any change in its present Board of Directors or management.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, holders of Shares will, at the effective time of the Proposed Merger, have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures are entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. In addition, the Purchaser intends to continue to negotiate with the Company with respect to the acquisition of the Company by the Purchaser. If such negotiations result in a definitive merger agreement between the Company and the Purchaser (other than with respect to the Proposed Merger), holders of Shares may or may not have appraisal rights under Section 262 in connection with the consummation of the merger contemplated thereby, depending upon the terms of any such merger.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act, which rule is applicable to certain "going private" transactions and which rule may, under certain circumstances, be applicable to the Proposed Merger or any other merger involving the Company. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the merger or (b) such merger is consummated within one year after the purchase of the Shares pursuant to the Offer and such merger provides for stockholders to receive cash for their Shares in an amount at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS

     If, on or after April 6, 1998, the Company should (a) split, combine or otherwise change the Shares or its capitalization (other than by redemption of the Rights in accordance with their terms as publicly disclosed prior to April 6, 1998), (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities (other than as aforesaid) or (c) issue or sell additional Shares (other than the issuance of Shares under option prior to April 6, 1998 in accordance with the terms of such options as publicly disclosed prior to April 6, 1998), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after April 6, 1998, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares not theretofore accepted for payment or paid for unless (1) the Minimum Tender Condition shall have been satisfied, (2) the Rights Condition shall have been satisfied, (3) the Business Combination Condition shall have been satisfied, (4) the Financing Condition shall have been satisfied and (5) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after April 6, 1998, and before the acceptance of such Shares for payment or the payment therefor, any of the following events or facts shall have occurred:

          (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i) (A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the DGCL (each as in effect on the date of this Offer to Purchase), including, without limitation, any assertion that Section 2115 of the California General Corporation Law is applicable to the Company, in connection with, the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser or any affiliate of the Purchaser or the consummation by the Purchaser or any affiliate of the Purchaser of a merger or other similar business combination with the Company, (B) seeking to obtain material damages or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (ii) seeking to prohibit the ownership or operation by the Purchaser or any affiliate of the Purchaser of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser or any affiliate of the Purchaser or to compel the Purchaser or any affiliate of the Purchaser to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser or any affiliate of the Purchaser or seeking to impose any limitation on the ability of the Purchaser or any affiliate of the Purchaser to conduct such business or own such assets,
     (iii) seeking to impose or confirm limitations on the ability of the Purchaser or any affiliate of the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or any affiliate of the Purchaser on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by the Purchaser or any affiliate of the Purchaser of any Shares, (v) seeking any material diminution in the benefits expected to be derived by the Purchaser or any affiliate of the Purchaser as a result of the transactions contemplated by the Offer or any merger or other similar business combination with the Company, (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or any of its subsidiaries or the Purchaser or any affiliate of the Purchaser or the value of the Shares or (vii) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser or any affiliate of the Purchaser or the Company or any of its subsidiaries or (ii) the Offer or any merger or other similar business combination by the Purchaser or any affiliate of the Purchaser with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, other than the routine application of the waiting period provisions of the HSR Act to the Offer, if applicable, that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

          (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser or any affiliate of the Purchaser;

          (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) the Company or any of its subsidiaries shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization (other than by redemption of the Rights in accordance with their terms as publicly disclosed prior to April 5, 1998), (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities (other than as aforesaid), (iii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under option prior to April 6, 1998 in accordance with the terms of such options as publicly disclosed prior to April 6, 1998), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the sole judgment of the Purchaser could adversely affect either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser or any affiliate of the Purchaser,
     (ix) entered into any employment, severance or similar agreement, arrangement or plan with or for the benefit of any of its employees other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions contemplated by the Offer, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to April 6, 1998, or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or its by-laws

     (other than any amendment effected as a result of the adoption of certain of the proposals contained in the Consent Solicitation), or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to April 6, 1998;

          (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13G on file with the Commission prior to April 6, 1998, (ii) any such person, entity or group that, prior to April 6, 1998, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company;

          (g) any approval, permit, authorization, favorable review or consent of any Governmental Entity (including those described or referred to in Section 15) shall not have been obtained on terms satisfactory to Purchaser in its sole discretion; or

          (h) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or the Purchaser or any affiliate of the Purchaser shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any affiliate of the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws." While except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

     Section 203 of the DGCL. Section 203, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders of the corporation, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Under Section 203, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203, (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption, (c) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person becomes an Interested Stockholder or (d) a stockholder becomes an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

     Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation, (b) any transaction that results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation, (c) any transaction involving the corporation or certain subsidiaries thereof that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary that is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments) or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or thorough the corporation.

     PURSUANT TO THE BUSINESS COMBINATION CONDITION, THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER.

     The Purchaser has commenced litigation against the Company in the Court of Chancery of the State of Delaware seeking, among other things, an order compelling the Board of Directors to approve the Offer and the Proposed Merger for purposes of Section 203 on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's stockholders.

     Pursuant to the Consent Solicitation, the Purchaser will seek to remove the current members of the Board of Directors and to replace them with the Nominees, who intend to approve the Offer and the Proposed Merger under Section 203, subject to the fulfillment of the fiduciary duties that they would have as directors of the Company. Approval of the Offer and the Proposed Merger under
Section 203 would satisfy the Business Combination Condition.

     Antitrust. The Purchaser does not believe that a filing under the HSR Act is required in connection with the Offer or the Proposed Merger. However, if it is determined that the provisions of the HSR Act are applicable to the Offer, the acquisition of Shares under the Offer may only be consummated following the expiration of a 15-calendar day waiting period following the filing by the "ultimate parent entity" of the Purchaser of a Notification and Report Form with respect to the Offer, unless, during such waiting period, such person or persons receive a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from the "ultimate parent entity" of the Purchaser concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the "ultimate parent entity" of the Purchaser. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     Whether or not the provisions of the HSR Act are applicable to the Offer and the Merger, the Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Proposed Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or the Purchaser or its affiliates. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     Foreign Laws. The Company 1997 10-K indicates that the Company and certain of its subsidiaries conduct business in foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, the Purchaser will seek further information regarding the applicability of any such laws, and currently intends to take such action as may be required or desirable. If any government or governmental authority or agency takes any action prior to the completion of the Offer that, in the sole judgment of the Purchaser, might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16. FEES AND EXPENSES

     Jefferies is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to the Purchaser in connection with the Offer. The Purchaser has agreed to pay Jefferies as compensation for such services: (i) financial advisory and other related fees aggregating $50,000 plus other amounts to be agreed upon and (ii) a transaction fee of $1,200,000, payable upon the acquisition of 50% or more of the Shares in the Offer. The Purchaser has also agreed to reimburse Jefferies for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by Jefferies, in connection with its engagement and to indemnify Jefferies and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

     In the ordinary course of its business, Jefferies engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of April 6, 1998, Jefferies had no position in the Shares held for its own account.

     The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent and Dauphin Deposit Bank and Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

     Neither the Purchaser nor any of its affiliates will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor any of its affiliates is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or any of its affiliates becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser or any of its affiliates not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          GOLDEN CYCLE, LLC

April 7, 1998

                                   SCHEDULE I

                       MEMBERS AND EXECUTIVE OFFICERS OF
                                 THE PURCHASER

     The name, business address, present principal occupation or employment and five-year employment history of each of the members and executive officers of the Purchaser are set forth below. All such members and executive officers listed below are citizens of the United States. Unless otherwise indicated, the principal business address of each director or executive officer is c/o Biker's Depot, One Wynnewood Road, Wynnewood, PA 19096.

                                                               POSITION WITH THE PURCHASER;
NAME, AGE AND BUSINESS ADDRESS                 PRINCIPAL OCCUPATION OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
------------------------------                 -------------------------------------------------------------
Alexander Grass (70)                           President and Secretary of the Purchaser. Director, Honorary
  c/o Golden Cycle, LLC                        Chairman of the Board of Directors and Chairman of the
  4029 Crooked Hill Road                       Executive Committee of the Board of Directors of Rite Aid
  Harrisburg, PA 17110                         Corporation since March 1995. Prior to that time, he served as Rite Aid's Chairman of the Board, President and Chief
                                               Executive Officer. Mr. Grass has served as President of Super
                                               Rite from 1965 to 1969 and as Chairman of the Board and Chief
                                               Executive Officer of Super Rite from 1969 to 1995. Mr. Grass is also a director of Hasbro, Inc. and the father of Roger
                                               Grass.
Roger Grass (42)                               Vice President and Treasurer of the Purchaser. Chairman of
  c/o Golden Cycle, LLC                        the Board of Directors of Biker's Depot, Inc., a company
  4029 Crooked Hill Road                       engaged in the sale of aftermarket parts and accessories for
  Harrisburg, PA 17110                         Harley- Davidson motorcycles, since 1996. From 1989 through
                                               1993 he was President and Chief Executive Officer of Reliable
                                               Drug Stores, Inc.

                            SCHEDULE II

            SCHEDULE OF PURCHASES DURING THE PAST 60 DAYS

                                                AVERAGE
                                                 PRICE
           DATE        SHARES PURCHASED       PER SHARE (1)
           ----        ----------------       -------------
          2/09/98           20,000               13.68
          2/10/98            2,000               13.55
          2/13/98           40,000               13.74
          2/19/98           20,000               13.80
          2/20/98           20,600               13.74
          3/12/98           50,000               13.55
          3/13/98           50,000               13.80
          3/17/98          125,000               13.75
          3/19/98           48,000               15.00

------------------

(1) Represents the average price paid, including commission, for all transactions on such date.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and/or Rights and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                     DAUPHIN DEPOSIT BANK AND TRUST COMPANY

                                 (717) 255-2213

                         By Mail or Overnight Delivery:
                               213 Market Street
                         Harrisburg, Pennsylvania 17101
                         Attn: Corporate Trust Services
                              Mail Code: 001-01-02

                           By Facsimile Transmission:
                                 (717) 231-2615

                            ------------------------

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [INNISFREE LOGO]

                               501 Madison Avenue
                                   20th Floor
                            New York, New York 10022
                            Toll Free (888) 750-5833

                              Banks and Brokerage
                           Firms please call collect:
                                 (212) 750-5833

                      The Dealer Manager for the Offer is:

                        [JEFFERIES & COMPANY, INC. LOGO]

                          11100 Santa Monica Boulevard
                                   10th Floor
                         Los Angeles, California 90025
                            Toll Free (800) 933-6656